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                                                                    Exhibit f.25




                FIFTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

$10,000,000                                                      October 8, 1997

         FOR VALUE RECEIVED, the undersigned, SIRROM INVESTMENTS, INC., a corporation organized under the laws of Tennessee (the "Borrower"), hereby promises to pay to the order of FLEET BANK, N.A. (the "Bank"), at the times, at the place and in the manner provided in the Loan Agreement hereinafter referred to, the principal sum of up to Ten Million Dollars ($10,000,000), or, if less, the aggregate unpaid principal amount of all Loans disbursed by the Bank under the Loan Agreement referred to below, together with interest at the rates as in effect from time to time with respect to each portion of the principal amount hereof, determined and payable as provided in the Loan Agreement.

         This Note is a Note referred to in, and is entitled to the benefits of, the Fourth Amended and Restated Loan Agreement dated as of August 16, 1996 (as amended by the First Amendment to Loan Agreement dated as of November 19, 1996, the Second Amendment to Loan Agreement dated as of October 8, 1997, and as further amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and among the Borrower, Sirrom Capital Corporation, as guarantor (the "Parent"), the Lenders who are or may become party thereto (the "Lenders"), and First Union National Bank (f/k/a First Union National Bank of Tennessee), as Agent for the Lenders (the "Agent"). The Loan Agreement contains, among other things, provisions for the time, place and manner of payment of this Note, the determination of the interest rate borne by and fees payable in respect of this Note, acceleration of the payment of this Note upon the happening of certain stated events and the mandatory repayment of this Note under certain circumstances.

         The Borrower agrees to pay on demand all costs of collection, including reasonable attorneys' fees, if any part of this Note, principal or interest, is collected after maturity with the aid of an attorney.

         Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

         THIS NOTE IS MADE AND DELIVERED IN THE STATE OF NORTH CAROLINA AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS
OF THE STATE OF NORTH CAROLINA.

         Pursuant to the Assignment and Assumption Agreement dated as of August 16, 1996 between the Parent and the Borrower, the Parent transferred all of its rights and obligations under the Third Amended and Restated Loan Agreement dated as of December 27, 1995, as amended, by and among the Parent, the Lenders party thereto, and the Agent, and the documents executed in connection therewith, to


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the Borrower, and the Borrower assumed all of such rights and obligations.



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         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by a duly authorized officer as of the day and year first above written.


                                            SIRROM INVESTMENTS, INC.

[CORPORATE SEAL]

                                            By:________________________________
                                               Name:___________________________
                                               Title:__________________________






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